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                                                                 Exhibit (e)(12)

RAINFOREST CAFE RECEIVES NO COMPETING OFFERS - LANDRY'S TENDER OFFER SCHEDULED TO EXPIRE FRIDAY

MINNEAPOLIS--(BUSINESS WIRE)--Oct. 25, 2000--Rainforest Cafe, Inc. (NASDAQ:
"RAIN") announced today that it has not received any competing offers to the cash tender offer from Landry's Seafood Restaurants, Inc. commenced nearly four weeks ago. The presently scheduled deadline for Rainforest Cafe shareholders to tender their shares is Friday.

Subject to the closing of the tender offer, Rainforest Cafe shareholders who do not tender their shares would not receive their $3.25 per share until after the closing of the second step merger with Landry's, presently expected to occur in first quarter 2001. Lyle Berman, Chairman and CEO of Rainforest Cafe, noted "shareholders who wish to receive prompt payment for their shares following the closing of the offer need to tender by the October 27 deadline."

Rainforest Cafe, Inc. develops, owns, and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme, providing visitors with "A Wild Place to Shop and Eat(R)." There are currently 39 Rainforest Cafe(R)units open including 28 domestic locations and 11 international units. Rainforest Cafe, Inc. common shares are traded on the NASDAQ National Market under the symbol RAIN.

This news release (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements, such as statements relating to future expansion, that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statements. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to the results of the tender offer, competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities, and results of shareholder litigation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form filed with the Securities and Exchange Commission for the fiscal year ended January 2, 2000 and filed on March 2, 2000.

Contact:

         Rainforest Cafe, Inc., Minneapolis
         Connie Carrino
         Director of Corporate Communications
         952-945-5433 (CST - business hours)
         www.rainforestcafe.com



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